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                                                                      EXHIBIT 11




Statement Regarding Computation of Earnings Per Share

(in 000's, except per share amounts)


                                            Three Months Ended           Nine Months Ended
                                         Oct. 2,         Oct. 3,     Oct. 2,         Oct. 3,
                                          1999            1998        1999            1998
                                        ---------      ---------   ---------       ---------

Weighted average shares outstanding        48,200         48,040        48,422        47,649

Effect of dilutive securities                 464          1,547           823         1,608
                                         --------       --------      --------      --------

Shares for diluted EPS                     48,664         49,587        49,245        49,257
                                         ========       ========      ========      ========


Net Income (Loss)                        $ (5,921)      $ 28,109      $ 44,458      $ 71,556
                                         ========       ========      ========      ========


Per share amounts:

  Basic                                  $  (0.12)      $   0.59      $   0.92      $   1.50
                                         ========       ========      ========      ========


  Diluted                                $  (0.12)      $   0.57      $   0.90      $   1.45
                                         ========       ========      ========      ========
